Exhibit 10.2
Term Sheet
Coldren Oil & Gas Company LP and SPN Resources, LLC
Joint Acquisition of the Noble Energy GOM Shelf Assets
May 15, 2006
1.	Transaction. Coldren Oil & Gas Company LP (“Coldren Oil”) and SPN Resources, LLC (“SPN”) have jointly bid on, and are negotiating to purchase, substantially all of the Gulf of Mexico shelf assets (the “Noble properties”) held by Noble Energy, Inc. (“Noble”) through a mutually acceptable Purchase and Sale Agreement (the “PSA”).

2.	Acquisition Vehicle. A newly formed entity, Coldren Resources LP (collectively referred to herein with any mutual holding company used for the investment, “ColdrenSPN LP”), in which both companies own an equity interest, will acquire, own, and operate the Noble properties. Coldren Resources GP LLC (“ColdrenSPN LLC” and, together with Coldren SPN LP, “ColdrenSPN”) will be the general partner for, and own a 0.01% interest in, ColdrenSPN LP.

3.	Ownership. Coldren Oil and SPN will have respective 60%/40% equity interests in ColdrenSPN. Each party will fund agreed upon capital contributions in proportion to their equity interest.

4.	Financing. Coldren SPN will obtain initial financing for the acquisition of the Noble properties by ColdrenSPN through a mutually acceptable third-party lender. All financings will be recourse only to ColdrenSPN.

5.	Operator. ColdrenSPN will be the operator of record with the MMS for the Noble properties. Operation of the Noble properties will be conducted pursuant to the existing operating agreements with, to the extent possible, ColdrenSPN as operator.

6.	GP and LP Agreements. Coldren Oil and SPN agree to enter in to mutually acceptable agreements for ColdrenSPN to permit the execution and delivery of the PSA and the acquisition of the Noble properties. Principles to be included in these agreements are:
a.	ColdrenSPN will be managed by ColdrenSPN LLC and ColdrenSPN LLC will have no employees. To facilitate orderly and efficient management, Coldren SPN LLC will act through a five-person management committee, two members of which will be appointed by SPN and three members of which will be appointed by Coldren Oil. The management committee will manage ColdrenSPN’s business and will be responsible for ensuring that any performance issues by either Coldren Oil or SPN (or their affiliated companies) are promptly addressed. The management committee will, among other things, approve annual and quarterly CAPEX, LOE, and G&A budgets.

b.	Voting rights associated with the management committee and the partner’s management of ColdrenSPN will be proportional to their equity interests.

With respect to management committee votes, any management committee member appointed by SPN will have the authority to vote on behalf of all management committee members appointed by SPN (whether or not present), and likewise for Coldren. To protect minority interests, the following actions will require agreement between Coldren Oil and SPN:
i.	Engaging in any transaction unrelated to (a) the exploration, development and production of the Noble properties, (b) financing or refinancing ColdrenSPN, including making any cash or other distributions to the partners/members in accordance with their equity interests, or (c) achieving a liquidity event such a strategic sale of ColdrenSPN or selling all or substantially all of ColdrenSPN’s assets, provided such transactions are otherwise effected in accordance with the provisions set forth below.

ii.	Acquiring any additional oil and gas interests other than through the exercise of preferential rights on the Noble properties that are operated by ColdrenSPN or where the exercise of the preferential right will enable ColdrenSPN to be designated as operator.

iii.	Drilling any exploratory wells on the Noble properties. If ColdrenSPN declines to participate in an exploratory well proposed by Coldren Oil or SPN (the “Proposing Party”), the Proposing Party will have the first right to farm out such well for its direct participation. ColdrenSPN will have the option to elect farm-out terms of either (a) an ORRI of 10% or (b) a third for a quarter to casing point for a direct participation farmout by the Proposing Party with this determination being made by SPN if Coldren Oil is the Proposing Party and vice versa. If any interest remains after the exercise of this first right, ColdrenSPN will farm out the remaining interest to industry partners on market terms. Any modification of these farm-out terms must be mutually agreeable to Coldren Oil and SPN

iv.	Admitting any new partners/members except following transfers by Coldren Oil or SPN (or their transferees) in accordance with ColdrenSPN’s constituent documents or as provided in v. below.

v.	Issuing any equity except upon capital calls in accordance with ColdrenSPN’s constituent documents. The management committee shall not approve any CAPEX, LOE or G&A budget contemplating additional equity funding unless Coldren Oil commits to fund its share at the same time. Subject to the immediately preceding proviso, if Coldren Oil or SPN decline to fund any capital call, the remaining equity may (a) be taken up by third party acceptable to the partner funding its portion of the capital call, or (b) provided by the non-declining partner, with a corresponding shift in relative percentage interests in ColdrenSPN based on total capital contributions to date.

vi.	Approving any debt financing if such financing would result in (a) the incurrence by SPN of recourse obligations, or (b) be provided by any lender institution other than a major financial institution.

vii.	Approving any related-party transaction other than (a) those contemplated by service agreements signed prior to closing of the transactions contemplated by the PSA with SPN and Coldren Oil for property management, well operations and administrative support which will set forth the basis on which SPN and Coldren Oil and their affiliates will be reimbursed for these expenses and any G&A support services provided to ColdrenSPN (“Operating Service Agreements”), (b) production and related services provided by SPN’s affiliates pursuant to standard master service and other agreements and (c) farmouts of exploratory wells in accordance with ColdrenSPN’s constituent documents.

viii.	Amending or terminating any Operating Service Agreement.

ix.	Approving any change in reserve engineers other than to Netherland & Sewell, Ryder Scott, or DeGolyer & MacNaughton.

x.	Approving any change in independent accountants other than to Ernst & Young, KPMG, Deloitte, or PricewaterhouseCoopers.

xi.	Approving dissolution or bankruptcy.

xii.	Approving any company other than Randall & Dewey, Petrie Parkman, Scotia Waterous, Albrecht & Associates, Simmons & Company International, UBS, Lehman Brothers, J.P. Morgan, Morgan Stanley, Goldman Sachs, Merrill Lynch, Deutsche Bank, Citibank, ABN Amro or Bank of America (and successor companies) to be the lead company representing ColdrenSPN in a strategic sale or the sale of all or substantially all of its assets.

xiii.	Amending ColdrenSPN’s constituent documents.
c.	SPN will not have veto rights over a strategic sale of ColdrenSPN or the sale of all or substantially all of ColdrenSPN’s assets for cash as long as the transaction is (i) handled by one of the financial institutions referenced in xii above and (ii) in the case of a sale of equity of ColdrenSPN, such transaction is made in accordance with “drag along” provisions below.

d.	SPN will have tag-along rights with respect to Coldren Oil’s sale of its equity interests in ColdrenSPN and ROFO with respect to asset sales and transfers of equity interests in ColdrenSPN.

e.	Coldren Oil will have drag-along rights with respect to SPN’s equity interests in ColdrenSPN and a ROFO with respect to asset sales and transfers of equity interests in ColdrenSPN. The drag along rights shall require that (A) the terms of the sale treat Coldren Oil and SPN identically and (B) any post-closing indemnities required in favor of the buyer are either (i) limited to a customary escrow account, or (ii) if not so limited, and if joint and several, Coldren Oil provides reasonable assurances to SPN that Coldren Oil or its affiliates have the resources necessary to fund Coldren Oil’s pro rata portion of any such liability.
f.	Neither Coldren Oil nor SPN will have preferential rights or ROFR with respect to asset sales or transfers of equity interests in ColdrenSPN.

g.	Disclaimers of fiduciary duty except as explicitly contained in ColdrenSPN’s constituent documents, including specific carve-outs for Coldren Oil, SPN and their respective affiliates.
7.	Division of Duties. Administrative and operating services required for ColdrenSPN will be agreed to by Coldren Oil and SPN prior to the closing of the transactions contemplated by the PSA and allocated according to the following principles:
a.	Day-to-day operations (turning valves, monitoring equipment, basic maintenance, etc.) will be contracted out to PMI, a subsidiary of Superior Energy Services, Inc., (on a first call basis) or another competent contract operator on the condition that such services are provided on a timely basis and at a quality and cost that is competitive with unaffiliated third parties for similar services.

b.	SPN and Coldren Oil will each be assigned Primary Responsibility for a subset of the Noble properties that is commensurate with their Primary Competence:
i.	SPN has a Primary Competence in the exploitation of “mature” properties (e.g., P&A, debottlenecking, workovers, recompletions, and PUD drilling) and the services that accomplish these tasks.

ii.	Coldren Oil has a Primary Competence in the exploitation of upside in “adolescent” properties (e.g., detailed field studies leading to low-risk step outs, attic shots, PUD drilling, workovers, and recompletions).
c.	Primary Responsibility means that SPN and Coldren Oil will deploy asset teams consisting of their employees or contractors to their assigned assets. These teams will consist of production foremen and/or superintendents, production engineers, drilling engineers, reservoir engineers, geologists, and geophysicists. These employees need not be assigned full-time to the Noble properties.

d.	The subset of the Noble properties assigned to SPN and Coldren Oil will correspond to a percentage of PV10 of the total proved reserves as identified by Netherland & Sewell that is approximately equal to their interest in ColdrenSPN. Coldren Oil will have responsibility for the primary-term exploration leases.

e.	Coldren Oil and SPN (and/or their respective affiliated companies) will have the “first call” to provide field-level services (including rentals) that they are capable of providing on the condition that such services are provided on a timely basis and at a quality and cost that is competitive with unaffiliated third parties for similar services.
f.	Coldren Oil and SPN (and/or their respective affiliated companies) will give ColdrenSPN the same priority for field-level services, rentals, and equipment that they give their wholly-owned properties, particularly during, but not limited to, production outages and damage caused by windstorms.

g.	Costs will be charged back to ColdrenSPN via COPAS formulas or other standard procedures with the requirement that properties are operated at a competitive cost.

h.	Subject to the last sentence of this clause, consolidated accounting for ColdrenSPN will be handled by Coldren Oil. Property level accounting will be handled by the partner that has Primary Responsibility for the properties. Procedures will be implemented to ensure monthly reporting in a time frame that allows Superior Energy Services, Inc. to satisfy its reporting and internal controls requirements in a manner that is fully compliant with the Sarbanes-Oxley Act and other regulatory requirements. ColdrenSPN’s registered public accounting firm will conduct quarterly reviews and an annual integrated audit of ColdrenSPN’s financial statements and internal controls. Prior to the closing of the transactions contemplated by the PSA, Coldren Oil will establish to SPN’s reasonable satisfaction that it has the capabilities to perform accounting for ColdrenSPN in manner that satisfies the provisions outlined above in a manner that is fully compliant with the Sarbanes-Oxley Act and other regulatory requirements.
8.	Confidentiality. The parties agree to keep the terms and conditions of this proposal confidential.

9.	Cooperation. Coldren Oil and SPN agree to work with one another on an exclusive basis in a joint bid for the Noble properties. Should another party secure the Noble properties, both SPN and Coldren Oil will be free to independently pursue business with such party after such party closes on the Noble assets.

10.	Binding Agreement. This term sheet is being executed by Coldren Oil and SPN to reflect their agreement and understanding that they have each proceeded to jointly bid on the Noble properties without formalizing the constituent documents of Coldren prior to the execution of the PSA in reliance upon the undertakings and understandings reflected in this term sheet. Accordingly, this term sheet is intended to be a binding and enforceable agreement between Coldren Oil and SPN in accordance with the laws of the State of Louisiana until it is superceded by ColdrenSPN’s constituent documents. Coldren Oil and SPN each agrees that ColdrenSPN’s constituent documents reflecting these and other mutually agreeable terms shall be executed and delivered prior to the closing of acquisition of the Noble properties contemplated by the PSA .

Agreed to and dated this 15th day of May, 2006.

SPN RESOURCES LLC

/s/ Gregory L. Miller

By: Gregory L. Miller, President

COLDREN OIL & GAS COMPANY LP
By: COLDREN OIL & GAS GP LLC

By:	/s/ Clinton W. Coldren

Clinton W. Coldren, President
SIGNATURE PAGE TO COLDREN/SPN TERM SHEET